EXHIBIT 99.1

CROWDGATHER, INC. ANNOUNCES corporate update; intention to enter crowdfunding space in 2016

•         CrowdGather.com to serve as crowdfunding portal for cannabis and digital startups

•         CrowdGather seeks to expand cannabis digital holdings beyond WeedTracker.com

•         Company anticipates continued strong revenue performance and reduced costs

Woodland Hills, CA. May 28, 2015 --- CrowdGather, Inc. (OTCQB:CRWG), today announced a general corporate update in advance of the Company's anticipated June 2015 financial results announcement for the fiscal year ended April 30, 2015. The Company disclosed it will be designing a crowdfunding platform focused on cannabis and digital startups which it hopes to launch on CrowdGather.com in 2016. CrowdGather will also seek to expand its digital cannabis industry related holdings beyond WeedTracker.com through both acquisitions as well as internal development projects.

"We have been working on several initiatives and felt it timely to share some of these with our shareholders in advance of what we believe will continue to be strong revenue performance for the fiscal year which just ended April 30, 2015," said Sanjay Sabnani, CrowdGather's Chairman and CEO.  "As the performance of Mega Fame Social Casino and Slots continues to drive an increase in our revenues, cost cutting measures have also started to show effect. Our company is approaching breakeven on an operational basis helped by increased revenues and decreased costs, but resources are tight and obtaining financing to mitigate our short term debt remains our top priority.

Sabnani continued, "Despite the difficulties we have encountered raising efficient and cost effective capital as an issuer on the OTC markets, we had previously increased our forum business to record revenue and traffic levels and then diverted a portion of our publishing assets to focus on social gaming through the Plaor acquisition. Now that acquisition-- Mega Fame-- has more than doubled in revenues in the little over one year that we have operated it, bringing us once again to a position of growing revenues and improving margins.

"It has taken us seven years of being public to get to this point, but now that we have survived complete cycles in two separate digital businesses- publishing and gaming- we believe we have acquired the experience to acquire, build, operate, and grow select digital business with a discipline towards increased revenues. We intend to now take this expertise and focus it on the digital cannabis vertical with an eye towards the future.  Through our purchase of WeedTracker.com, an online community founded in 2005, we are developing a digital cannabis portfolio. Thus far, we have decided to add our popular hip hop lifestyle and entertainment community, RapMusic.com to the cannabis group due to the high affinity between hip hop and cannabis culture. We have also started to reach out to other site owners to seek acquisition opportunities. We are working on a mobile app for WeedTracker targeting release by the end of this year. On the gaming front, we intend to launch our first cannabis themed gaming title, Weed in Hollywood sometime this summer.

"Perhaps the most exciting thing for us is the prospect of launching CrowdGather.com as a crowdfunding portal under the new SEC guidelines for startup issuers in 2016. Our focus will be to help cannabis and digital startups raise funding from a large network of investors we hope to attract to CrowdGather. I only wish something like what we are envisioning had existed for us when we went public in 2008. Going forward, our business model will be quite simple, while we drive revenues and earnings from our digital assets- sites, games, and apps- we will use crowdfunding as our way of building a digital business ecosystem for the future. In all cases, we will pursue legal and permissible opportunities to give our shareholders an ever increasing exposure to the growth of the cannabis sector as a vertical. We realize that crowdfunding can be a competitive field, but we believe our online and social media experience may give us some strategic advantages while our own struggles with funding will definitely give us empathy for the startups we seek to help.

Concluding his remarks Sabnani said, "We are excited about the future in a way we have not felt in a while, but our short term debt and growth capital deficit issues both need to be addressed in order for us to succeed. We remain optimistic that this will happen and that we will be given what we need to grow this company to the heights it deserves."

About CrowdGather, Inc.

CrowdGather, Inc. is an investor, acquirer, operator and owner of digital assets in the consumer and cannabis sectors. In 2016, CrowdGather intends to launch a crowdfunding portal at CrowdGather to assist cannabis and digital startups in procuring financing. The Company's online publishing network is anchored by DIY community builder, Yuku while its cannabis holdings include long standing online communities WeedTracker and RapMusic.

CrowdGather subsidiary, Plaor, a company that specializes in developing highly scalable multi-platform games, is located in Boston's Innovation District. Plaor produces Mega Fame Casino, an innovative and highly rated social casino available on iOS, Android & desktop. With over 20 employees, the Plaor team is a mix of newcomers and game development veterans from companies including Rockstar Games, Turbine, Harmonix, Irrational Games, Nanigans, Sony Online Entertainment, ThoughtWorks, THQ, and Caesars Interactive Entertainment.

This press release contains forward-looking statements (as defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) concerning future events and the Company's growth and business strategy. Words such as "expects,""will," "intends," "plans," "believes," "anticipates," "hopes," "estimates," and variations on such words and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company. Actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in the Company's business; general economic, industry and market sector conditions; the ability to generate increased revenues from the Company's forums and Plaor's social casino; the ability to obtain additional financing; the ability to manage the Company's growth; the ability to develop and market new technologies to respond to rapid technological changes; competitive factors in the market(s) in which the Company operates; and other events, factors and risks disclosed from time to time in the Company's filings with the Securities and Exchange Commission. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

###

For additional information, please contact:

Investor Contact:   Sanjay Sabnani

                               Phone: 818-435-2472 x 101

                               Email: sanjay@crowdgather.com